EXHIBIT 21

List of Subsidiaries

6D Comverge, Inc.

Alternative Energy Resources, Inc.

Clean Power Markets, Inc.

Comverge Energy Management, Inc.

Comverge Energy Partners, Ltd.

Comverge Canada, Inc.

Comverge Giants, LLC

Comverge Utah, Inc.

Enerwise Global Technologies, Inc.

PES NY, LLC

Public Energy Solutions NY, LLC

Public Energy Solutions, LLC

Public Electric, Inc.